BRF S.A. Publicly-Held Company CNPJ 01.838.723/0001-27 NIRE 42.300.034.240

SHAREHOLDERS´ MANUAL

ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

APRIL 26, 2018

CONTENTS

1. Management Message	p. 03
2. Guidance to Participate in the General Shareholders’ Meeting	p. 05
2.1. Physical Presence	p. 05
2.1.1 Shareholders	p. 05
2.1.1.1 Individual Shareholders	p. 05
2.1.1.2. Corporate Shareholders	p. 05
2.1.1.3. Shareholders represented by Proxy	p. 05
2.1.1.4. Foreign Shareholders	p. 06
2.1.2. Holders of American Depositary Receipts – ADRs	p. 06
2.2. Participation by distance vote	p. 06
2.2.1. For completion instructions transmitted to the Company bookkeeping agent	p. 07
2.2.2. For completion instruction transmitted to their respective custodian agents	p. 07
2.2.3. By sending the Voting Form Directly to BRF	p. 08
3. Proposal of the Board of Directors	p. 11
4. Distance Voting Form	p. 15

1.            MANAGEMENT MESSAGE

Dear Shareholders,

BRF S.A. (“BRF” or “Company”) is a company which is marked by a widespread and diffuse shareholding control in which shareholders are granted equal rights and protection mechanisms.

Our shares are listed on the Novo Mercado of B3 – Brasil, Bolsa, Balcão (B3”), and on the New York Stock Exchange (“NYSE”), with level III ADRs.

In line with the high level of corporate governance adopted by the Company and reflecting the principles of transparency, uniformity, and equality that support our relationship with investors, we hereby invite Shareholders to participate in our Ordinary and Extraordinary General Shareholders’ Meeting to be held on April 26, 2018, at 11:00 a.m., at our head office located at Jorge Tzachel, 475 – Bairro Fazenda, in the City of Itajaí in the State of Santa Catarina (“General Meeting”).

To reinforce our concern over the information provided, we have made available all the mandatory and additional documents we believe are necessary for shareholders to understand the matters and decisions to be made at this General Meeting on our Investor Relations website (www.brf-global.com/ri, item Governança Corporativa) and on the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), the B3 (www.b3.com.br) and the SEC - Securities and Exchange Commission (www.sec.gov), all the documents legally required and other that we deem as necessary to endorse the understanding and the decision to be taken by the shareholders that will be subject to deliberation at this General Meeting, as well as in this Manual.

We will discuss the following subjects to be approved:

I – At the Ordinary General Shareholders’ Meeting:

(i)            To examine, discuss and vote on the Management Report, Financial Statements and other documents related to the financial year ending on December 31, 2017;

(ii)           To set the global remuneration of the officers Board of Directors and Executive Management (“Manager”) for the 2018 financial year;

(iii)          To elect the members of the Fiscal Council; and

(iv)          To set the global remuneration of the members of the Fiscal Council for the 2018 financial year.

II – At the Extraordinary General Shareholders’ Meeting:

(i)            As requested by the shareholders Caixa de Previdência dos Funcionários do Banco do Brasil – Previ and Fundação Petrobras de Seguridade Social – Petros: (a) removal of all members of the Board of Directors; (b) approval of the number of 10 members to compose the Board of Directors; (c) Election of new members to fill the positions on the Board of Directors; and (d) election of the Chairman and Vice-Chairman of the Board of Directors;

(ii)           Amend Article 30, § 3, of the Company´s Bylaws, as to provide that the meetings of the Fiscal Council are held periodically, in terms of the Internal Rules of the body; and

(iii)          Consolidate the Company´s Bylaws.

We welcome your participation in our Meeting, since it will deal with matters of importance for the Company which are directed at creating value for our shareholders.

We believe the information presented here will enable our shareholders to consider their positions and facilitate the decision making. Our Investor Relations team is ready and available to answer any questions or guide you.

We are counting on your presence and take advantage of this occasion to convey our appreciation.

Sincerely,

Abilio Diniz

Chairman of the Board of Directors

José Aurelio Drummond Jr.

Global CEO

Lorival Nogueira Luz Júnior

Chief Financial Officer and of Investor Relations

2.            GUIDANCE TO PARTICIPATE IN THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

2.1. PHYSICAL PRESENCE

2.1.1. SHAREHOLDERS

As stated in article 15 of the Bylaws, we request the shareholders who intend taking part in the Ordinary and Extraordinary General Shareholders’ Meeting, personally or through a proxy, to forward the notarized copy of the following documents by April 20, 2018, a date that falls 5 (five) days before the General Meeting at Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo-SP, to the care of the Corporate Governance area (dismissed certification of the documents available at CVM´s website):

2.1.1.1. INDIVIDUAL SHAREHOLDERS

▪    Identification document with photo; and

▪    Statement including the respective shareholding stake, issued by the custodian institution.

2.1.1.2. CORPORATE SHAREHOLDERS

▪    Last copy of the Bylaws or consolidated articles of association and the corporate documentation granting powers of attorney (e.g. minutes of the election of directors);

▪    Identification document of the legal representative(s) with photo;

▪    Statement including the respective shareholding stake, issued by the custodian institution;

▪    Investment funds must present: (i) the latest consolidated regulations of the fund; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); and (iii) identification document of the legal representative(s) of the fund administrator or manager with photo.

2.1.1.3. SHAREHOLDERS REPRESENTED BY PROXY

▪    Besides the documents referred to above, a notarized power of attorney which must have been granted within less than 1 (one) year for any proxy who is a shareholder, manager of the Company, lawyer or financial institution, with the investment funds administrator responsible for representing its joint owners, as stated in the first paragraph of article 126 of Law Nº 6.404/1976. Corporate shareholders may be represented by a proxy established according to their bylaws/articles of association, not being mandatory that the proxy is a shareholder, manager of the Company, lawyer of financial institution;

▪    Identification document of the proxy with photo;

▪    If the shareholders so desire, they may use the proxies made available previously by the Company to vote on matters of interest to the General Meeting, as stated in the Public Request for a Power of Attorney undertaken by the Company, in the form foreseen in article 22 and following CVM Instruction Nº 481/2009. The documents referring to the public request for a power of attorney were disclosed by the Company on the Investor Relations website (www.brf-global.com/ri, in the item Governança Corporativa) and the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), of B3 (www.b3.com.br) and of the Securities and Exchange Commission (www.sec.gov).

2.1.1.4. FOREIGN SHAREHOLDERS

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must be a sworn translation, not being necessary its notarization and consularization.

2.1.2. HOLDERS OF AMERICAN DEPOSITARY RECEIPTS - ADRs

The holders of ADSs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement signed with BRF.

2.2. PARTICIPATION BY DISTANCE VOTE

As stated in articles 21-A and in line with CVM Instruction Nº 481/2009, Company shareholders may send their voting instructions, from this date, on the matters to be raised at the Meeting by completing and sending the form allowing them to cast their vote from a distance (“Voting Form”) which appears in item 4 of the present Manual.

To do so, the Distance Voting Form should:

•         be accessed to be printed and completed in advance in the item “Governança Corporativa” of the Company´s Investor Relations site (www.brf-global.com/ri), as well as the site of the Brazilian Securities and Exchange Commission – CVM; and

•         be received within a period of 7 (seven) days before the date of the Meeting, i.e. by April 19, 2018 (inclusive). Any voting forms received after this date will be disregarded.

Shareholders who choose to exercise their voting right through the Voting Form should do so through one of the options described below:

2.2.1. For completion instructions transmitted to the Company bookkeeping agent

This option is aimed exclusively at shareholders whose shares are kept by Itaú Corretora de Valores S.A. (“Itaú”) and which are not held in the central depositary:

Shareholders with shares which are not held in the central depositary and who choose to exercise their voting right from a distance through service providers may transmit their instructions to the bookkeeping agent of the shares issued by BRF, Itaú Corretora de Valores S.A., in line with its rules. Itaú created the website Assembleia Digital, a safe solution where it is possible to make the distance vote. To vote by the website, it is necessary to register and to have a digital certificate. Information on the registration and step by step on the issue of the digital certificate are described at the website: http://www.itau.com.br/securitiesservicos/assembleiadigital.

In case of doubt, shareholders should contact Itaú Corretora de Valores S.A. and verify the procedures it has established for the issue of instructions via the voting form along with the documents and information it requires to exercise this service. The contact details for Itaú are as follows:

∙ Telephone – Shareholder attendance: 3003-9285 (Brazilian state capitals and metropolitan regions)/0800 7209285 (other locations).

∙ Attendance hours: working days, from 9:00 to 18:00 hours.

∙ E-mail: atendimentoescrituracao@itau-unibanco.com.br

∙ Address: Avenida Brigadeiro Faria Lima, 3.500, 3rd floor – São Paulo, Zip Code 04538-132

Within the terms of article 21-B of CVM Instruction Nº 481/2009, the shareholder must transmit the instructions for completion of the Voting Form to the bookkeeping agent up to 7 days of the date of the Meeting, i.e. by April 19, 2018 (inclusive), unless a different deadline has been set by Itaú Corretora de Valores S.A.

2.2.2.  For completion instruction transmitted to their respective custodian agents

This option is aimed exclusively at shareholders whose shares are in the custody of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”). In this case, distance voting will be exercised by the shareholders according to the procedures adopted by their custodian agents.

Shareholders whose shares are deposited in the Central Depositary of the B3 and who choose to exercise their voting right from a distance through service providers should transmit their instructions to the respective custodian agents, in line with their rules, which, in turn, will forward these voting instructions to the Central Depositary of the B3.

To do so, shareholders should contact their custodian agents and verify the procedures they have established for the issue of instructions via the Voting Form along with the documents and information they require to exercise this service.

Within the terms of article 21-B of CVM Instruction Nº 481/2009, the shareholders must transmit the instructions for completion of the Voting Form to their custodian agents up to 7 days before the date of the Meeting, i.e. by April 19, 2018 (inclusive), unless a different deadline has been set by their custodian agents which must always be before this date.

2.2.3   By sending the Voting Form Directly to BRF

Instead of following the procedures described in items 2.2.1 and 2.2.2 above, shareholders may also send their Voting Forms directly to the Company.

To do so, shareholders should print the Voting Form (which appears in item 4 of the present Manual), complete it, initial all the pages and sign it. Shareholders should then send the Voting Form, duly completed, initialed and signed, to the following postal address: Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo - SP, care of the Corporate Governance area, along with the notarized copy of the documents described below (dismissed the certification of the documents available at CVM´s website):

Individual shareholders

▪  identity document with photo of the shareholder.

Corporate shareholders

•         latest bylaws or consolidated articles of association and the corporate documentation granting powers of attorney (e.g. minutes of the election of directors); and

•         identification document of the legal representative(s) with photo

Investment funds

▪    the latest consolidated regulations of the fund;

▪    bylaws or articles of incorporation of its administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); and

▪    identification document of the legal representative(s) of the administrator or manager with photo.

The Company does not require the notarization of the signature of the Voting Forms, neither its consularization.

The corporate documents and those representing corporate shareholders and investment funds in a foreign language must have a sworn translation, not being necessary its notarization nor its consularization.

Should they prefer, shareholders may also send the documents to the Company in advance, sending the Voting Form and the above-mentioned documents by digital means to the following electronic address: acoes@brf-br.com. Regardless of this, the Company must receive the original Voting Form and notarized copy of the other documents sent previously by e-mail by the shareholder up to 7 (seven) days before the General Meeting, i.e. by April 19, 2018, at the following address: Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo - SP, care of the Corporate Governance area.

Within 3 (three) days of receiving these documents, the Company will inform the shareholder through the electronic address indicated in item 2.1 of the Voting Form of its receipt and acceptance.

Should the Voting Form not be fully completed or accompanied by the corroborating documents described above, it will be disregarded, and this information will be sent to the shareholders through the electronic address indicated in item 2.1. of the Voting Form informing the shareholders of the need to rectify or resend the Voting Form or documents which accompany it (providing there is enough time), describing the procedures and periods needed to regularize the distance voting.

BRF stresses that:

▪  should there be differences between the Voting Form received directly by the Company and the voting instruction contained in the summary voting statement from the bookkeeping agent for the same CPF (individual taxpayer number) or CNPJ (corporate taxpayer number), the voting instruction of the bookkeeping agent will prevail, as stated in Paragraph Two of article 21-W of CVM Instruction Nº 481/2009;

▪  as stated in article 21-S of CVM Instruction Nº 481/2009, the Central Depositary of the B3, on receiving the voting instructions of the shareholders through their respective custodian agents, will disregard any different instructions in relation to a same resolution which had been issued by the same CPF or CNPJ registration number; and

▪  once the deadline for distance voting has ended, i.e. on April 19, 2018, the shareholder may not alter the voting instructions which have already been sent except in person or through a proxy at the General Meeting, through an application, explicitly calling for the voting instructions sent to be disregarded before the respective material is put to the vote.

▪  as provided in article 21-X of Instruction CVM n° 481/2009, the instructions of distance vote shall be considered normally in the event of an eventual postponement of the Meeting or it is necessary that the Meeting is held on second call, provided that the eventual postponement or performance on second call do not exceed 30 days from the date initially provided for its performance on first call.

Finally, the Company announces that, as was the case at the last Shareholders´ Meeting, it will use the advisory services of Centuriata to carry out the administration of the distance voting forms received, checking and to confirming the quorum for a vote.

3.            PROPOSAL OF THE BOARD OF DIRECTORS FOR THE ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 26, 2018

Dear Shareholders,

Further to Instruction Nº 481/2009 of the Brazilian Securities and Exchange Commission, (local acronym CVM), of December 17, 2009, (“Instruction CVM 481/09”), we hereby present the following proposal by the board of directors (“Proposal”) of BRF S.A. (“Company” or “BRF”), containing the information and documents related to the subjects to be decided at the Ordinary and Extraordinary Shareholders’ Meeting of the Company to be held on April 26, 2018, at 11:00 a.m. (“General Meeting”), in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina.

I - ORDINARY GENERAL SHAREHOLDERS’ MEETING.

(i)           To examine, discuss and vote on the Management Report, the Financial Statements and other documents related to the financial year ending December 31, 2017.

Board of Directors´ Proposal. To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2017 (“2017 Financial Year”), accompanied by the management report, explanatory notes, opinions of the independent auditors and Fiscal Council, the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Item 10 of the Company´s Reference Form, according to Appendix I of the Proposal, as required by article 9 of Instruction CVM no 481/2009.

We stress that the destination of the net income from the 2017 Financial Year will not be the purpose of the AGO, since the Company registered a loss in this period. In this sense, it is not presented the Appendix 9-1-II of the CVM nº 481/2009.

(ii) To establish the annual global remuneration of the Board of Directors and Executive Management (“Management”) for the 2018 financial year.

Board of Directors´ Proposal. In terms of article 17 of the Bylaws, approve the annual global remuneration for the Company´s Management, related to the 2018 financial year, in the amount of up to R$ 86,8 million. The proposed amount refers to the limit proposed for the fixed remuneration (salary or management fees, direct and indirect benefits and social contributions) and benefits due to termination of position, as well as the variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan.

	Proposta 2018	Aprovado 2017	Realizado 2017
Conselho de Admnistração
Honorários + Encargos e Benefícios	9.153	7.83	8.268
Total conselho de Administração	9.153	7.83	8.268
Diretoria Estatutária
Honorários + Encargos e Benefícios	46.71	44.664	31.019
Remuneração baseada em Ações	13.75	26.284	16.906
Participação nos Resultados	17.142	20.300	0
Total Diretoria Estatutária	77.602	91.248	47.925
TOTAL Conselho de Administração e Diretoria Estatutária	86.755	99.078	56.192

The value proposed is 54% higher when compared to the value performed of the global remuneration of the 2017 financial year and 12% lower when compared to the value approved for the 2017 financial year. These variations are result, mainly, of: (i) the non-payment of Interests in the Results for the Executive Board in the 2017 financial year and that, for 2018, we are planning the referred payments; and (ii) the acknowledgment of benefits motivated by the termination of the exercise of the position applicable to certain members of the Statutory Management who left the Company.

Appendix II to the Proposal presents the information relative to Item 13 of the Company´s Reference Form, as required by article 12 of Instruction CVM no 481/2009.

(iii)           To elect the members of the Fiscal Council of the Company.

Board of Directors’ Proposal. In view that the functioning of the Fiscal Council of the Company ends at the first General Meeting after its election, as provided in article 161, paragraph 5 of Law n° 6.404/1976, and that the article 30 of the Bylaws establishes that the Company shall have a Fiscal Council with permanent functioning, the Management proposes, for a mandate up to the Ordinary General Shareholders’ Meeting to be held on the fiscal year of 2019, the election or reelection, as the case may be, of the following members:

Effective Members	Alternate Members
Attilio Guaspari	Susana Hanna Stiphan Jabra
Marcus Vinicius Dias Severini	Marcos Tadeu de Siqueira
André Vicentini	Valdecyr Maciel Gomes

Appendix III to the Proposal contains the information relative to the candidates for membership of the Company´s Fiscal Council, within the terms of Items 12.5 to 12.10 of the Company´s Reference Form, as required by article 12 of Instruction CVM no 481/2009.

(iv)        To establish the annual global remuneration of the members of the Fiscal Council for the 2018 financial year.

Board of Directors´ Proposal. In terms of article 16 (vi) of the Bylaws, approve the annual global remuneration for the effective members of the Company´s Fiscal Council in the amount of up to R$ 745 million. The proposed amount refers to the limit proposed for the fixed remuneration (salary or management fees, direct and indirect benefits and social contributions).

	Proposta 2018	Aprovado 2017	Realizado 2017
Conselho de Fiscal
Honorários + Encardos e Benefícios	744	612	627
Total conselho Fiscal	744	612	627

Appendix II to the Proposal presents the information relative to Item 13 of the Company´s Reference Form.

II. EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

(i) As requested by the shareholders Caixa de Previdência dos Funcionários do Banco do Brasil – Previ and Fundação Petrobras de Seguridade Social – Petros: (a) removal of all members of the Board of Directors; (b) approval of the number of 10 members to compose the Board of Directors; (c) Election of new members to fill the positions on the Board of Directors; and (d) election of the Chairman and Vice-Chairman of the Board of Directors.

Board of Director’s Proposal: As disclosed to the market by the Material Fact dated February 25, 2018, the shareholders Previ and Petros, jointly owning more than 5% (five percent) of the capital stock, requested the Company, based on the Article 123, sole paragraph, item “c” of the Law nº 6.404/1976, the summon of the Extraordinary General Shareholders’ Meeting to deliberate on the subjects above.

On March 03, 2018, the Company received new correspondence of the shareholders Previ and Petros, in which they indicate to be elected to the Board of Directors in the Extraordinary General Shareholders’ Meeting the following names: (i) Augusto Marques da Cruz Filho (Chairman of the Board of Directors); (ii) Francisco Petros Oliveira Lima Papathanasiadis (Vice-Chairman of the Board of Directors); (iii) Walter Malieni Jr.; (iv) Guilherme Afonso Ferreira; (v) José Luiz Osório; (vi) Roberto Antônio Mendes; (vii) Dan Ioschpe; (viii) Roberto Funari; (ix) Vasco Augusto Pinto da Fonseca Dias Júnior; and (x) Luiz Fernando Furlan.

On March 05, 2018, the Company’s Board of Directors has approved the call notice of the Extraordinary General Shareholders’ Meeting to deliberate the subjects above and determinate holding meeting jointly with the Ordinary General Shareholders’ Meeting on April 26, 2018, in order to make possible for the shareholders to acknowledge the proposals and make their decision based on such information.

At the meeting held on April 05 and 06, 2018, the Board of Directors' Company has approved the submission of a second plate to be elected to the Board of Directors in the Extraordinary General Shareholders' Meeting the following names: (i) Luiz Fernando Furlan (Chairman of the Board of Directors); (ii) Walter Malieni Jr. (Vice-Chairman of the Board of Directors); (iii) Augusto Marques da Cruz Filho; (iv) Flávia Buarque de Almeida; (v) Roberto Rodrigues; (vi) José Aurélio Drummond Jr.; (vii) José Luiz Osório; (viii) Roberto Antônio Mendes; (ix) Dan Ioschpe; and (x) Vasco Augusto Pinto da Fonseca Dias Júnior.

Appendix III to the Proposal presents the information received by the Company in relation to the candidates that compose the plate approved by the Board of Directors, as well as the plate indicated by the shareholders Previ and Petros, in the terms of Items 12.5 to 12.10 of the Company´s Reference Form.

(ii) Amend Article 30, § 3, of the Company´s Bylaws, as to provide that the meetings of the Fiscal Council are held periodically, in terms of the Internal Rules of the body.

Board of Directors´ Proposal: The management of the Company proposes that it is approved the amendment of Article 30, § 3, of the Company´s Bylaws, that deals with applicable rules to the meetings of the Fiscal Council, as to provide that such meetings are held periodically, according with the provision of the Internal Regulation of the body. In compliance to the provision in article 11, item II, of Instruction CVM nº 481/09, the management informs that the amendment proposed aims at a bigger flexibility of the Fiscal Council, allowing that its own members define, in the Internal Regulation of the body, the adequate periodicity for the performance of its meetings. This modification does not have any relevant legal or economic effect. Appendix IV to the Proposal is the copy of the Bylaws containing, in emphasis the amendment proposed herein, as required by article11, item I, of Instruction CVM nº 481/09.

(ii) Consolidate the Company´s Bylaws.

Board of Directors´ Proposal: If the proposal purpose of item (i) above is approved, the Company´s management proposes that the Extraordinary General Shareholders’ Meeting also approved the consolidation of the Company´s Bylaws, to reflect, in a single document, the reading in force, in terms of the document contained in Appendix IV to the Proposal.

These are the proposals the Board of Directors intends making and expects to be evaluated and approved by the shareholders.

* * *

Company shareholders interested in accessing information or raising questions relating to the above proposals should contact the Company´s Investor Relations or the area of Corporate Governance areas at the following phone numbers +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com. All documents related to this Meeting are available to shareholders at the following sites: www.brf-global.com/ri, www.b3.com.br and www.cvm.gov.br.

São Paulo, March 05, 2018.

* * *

4. DISTANCE VOTING FORM

1. Name or corporate designation of shareholder (without abbreviations)
2. Corporate (CNPJ) or individual (CPF) tax number of shareholder	2.1. E-mail address of shareholder for communication with the Company related to the Voting Form
3. Guidance for completing the Distance Voting Form

Should you, as a shareholder, choose to exercise your right to vote from a distance, within the terms of articles 21-A and according to CVM Instruction nº 481/2009, you must complete the Distance Voting Form ("Voting Form"), that will only be regarded as valid, and the votes presented here counted in the quorum of the General Meeting, if the following instructions are observed: (i) all the fields must be duly completed; (ii) all the pages must be initialed; and (iii) the last page must be signed by the shareholder or his/her (s) legal representative(s), as the case may be, and within the terms of the effective law.

The Company does not require the certification of the signature on the Voting Form, neither its consularization.

On 19.04.2018 (inclusive) expires the deadline for the receipt of the Voting Form duly completed according to instructions below.

It should be stressed that in order for the Voting Form to have an effect, the date of 19.04.2018 will be the last day for its RECEIPT in one of the 3 forms that are listed, below and not the last day for it to be mailed. If the Voting Form is received after 19.04.2018, the votes will not be counted.

4.            Guidance for delivering the Distance Voting Form

The Shareholder that chooses to exercise its remote voting rights by means of this Voting List may complete it observing the aforementioned guidance and send it: (i) to the Company or (ii) to the Custodian (iii) or to the Bookkeeper, following the instructions below:

(i)            To the Company: in addition to the Voting List, the Shareholder shall submit a certified copy of the following documents: Individual - ID with a photograph of the shareholder or its legal representative: Brazilian national’s ID, Foreign Resident’s ID, Brazilian driving licenses, passport or class association ID. Legal Entity and Investment Funds - a) ID with a photograph of the shareholder or its legal representative: Brazilian national’s ID, foreign resident’s ID, Brazilian driving licenses, passport or class association ID; b) Articles of Association or consolidated and current Corporate Bylaws (in the case of a Legal Entity), or the consolidated and current fund regulations (in the case of Investments Funds); and c) a document substantiating powers of representation.

(ii)           To the Custodian: to this end, shareholders shall contact their custodians and verify procedures established by them for the issuance of the voting instructions via Voting List as well as the documents and information required by them to this end.

(iii)          To the Bookkeeper: this option is exclusively for the holders of shares deposited with Itau´ Corretora de Valores S.A., (“Itaú”), bookkeeper of shares issued by the Company. Itau´ has set up a Digital Meeting website, a secure solution where it is possible to execute remote voting. In order to vote via the website, the shareholder must register and have a digital certificate. Information on registering and the step-by-step process for issuing the digital certificate are described in the site: http://www.itau.com.br/securitiesservices/assembleiadigital/.

5.            Postal and electronic address to send the distance voting form, should the shareholder decide to deliver the document directly to the company

BRF S.A.

Address: Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo - SP, in attention to the Corporate Governance area.

e-mail: acoes@brf-br.com

Person for contact: Lorival Nogueira Luz Junior

6.            Indication of the institution engaged by the company to provide bookkeeping services for the shares, with name, physical and electronic addresses, telephone and contact person

Itaú Corretora de Valores S.A.

E-mail: atendimentoescrituracao@itau-unibanco.com.br

Address: Av. Brigadeiro Faria Lima, n° 3.500, 3rd floor – São Paulo – SP, Zip Code 04538-132

Contact: Shareholders attendance

Telephone: (11) 3003-9285 (state capitals and metropolitan regions)/0800 7209285 (other locations) – Hours of attendance: working days from 09:00 a.m. to 06:00 p.m.

Resolutions to be taken at the Ordinary General Shareholders’ Meeting

7.   To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2017 (“2017 Financial Year”), accompanied by the management report, explanatory notes, report of the independent auditors and opinion of the Fiscal Council, the summarized annual report, the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Annex I of the Administration´s Proposal for the Ordinary and Extraordinary General Meeting (“Proposal”);

[   ] Approve         [   ] Reject         [   ] Abstain

8.   Establish the annual global remuneration related to the 2018 financial year for the Company´s Management in the amount up to R$ 86.8 million, which covers the limit proposed for the fixed compensation (salary or management fees, direct and indirect benefits and social contributions), severance benefits, variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan of the Company:

[   ] Approve         [   ] Reject         [   ] Abstain

9. Election of members of the Fiscal Council

Effective Member: Attilio Guaspari

Alternate Member: Susana Hanna Stiphan Jabra

[   ] Approve         [   ] Reject         [   ] Abstain

Effective Member: Marcus Vinicius Dias Severini

Alternate Member: Marcos Tadeu de Siqueira

[   ] Approve         [   ] Reject         [   ] Abstain

Effective Member: André Vicentini

Alternate Member: Valdecyr Maciel Gomes

[   ] Approve         [   ] Reject         [   ] Abstain

Note: The shareholder may vote in favor of the approval of up to 3 (three) effective members and their respective alternates to make up the Fiscal Council.

10. To set an annual global compensation for the 2018 financial year for the members of the Fiscal Council in the amount up to R$745 thousand. This amount refers to the limit proposed as fixed compensation (salary or pro-labore, direct and indirect benefits and social contributions):

[   ] Approve         [   ] Reject         [   ] Abstain

Resolutions to be taken at the Extraordinary General Shareholders’ Meeting

11. Removal of all members of the Board of Directors. [ ] Approve [ ] Reject [ ] Abstain
12. Approval of the number of 10 members to compose the Board of Directors [ ] Approve [ ] Reject [ ] Abstain
13. Wants to request the adoption of the multiple vote process for the election of the Board of Directors, pursuant to the Article 141 of Law nº 6.404/1976 [ ] Approve [ ] Reject [ ] Abstain

14. Election of new members to fill the positions on the Board of Directors:

Slate 1 - Names appointed by the Board of Directors: ((i) Luiz Fernando Furlan; (ii) Walter Malieni Jr.; (iii) Augusto Marques da Cruz Filho; (iv) Flavia Buarque de Almeida; (v) Roberto Rodrigues; (vi) José Aurélio Drummond Jr.; (vii) José Luiz Osório; (viii) Roberto Antônio Mendes; (ix) Dan Ioschpe; and (x) Vasco Augusto Pinto da Fonseca Dias Júnior).

Slate 2 - Names appointed by Previ and Petros: (i) Augusto Marques da Cruz Filho; (ii) Francisco Petros Oliveira Lima Papathanasiadis; (iii) Walter Malieni Jr.; (iv) Guilherme Afonso Ferreira; (v) José Luiz Osório; (vi) Roberto Antônio Mendes; (vii) Dan Ioschpe; (viii) Roberto Funari; (ix) Vasco Augusto Pinto da Fonseca Dias Júnior; and (x) Luiz Fernando Furlan.

[   ] Number of the Chosen Slate         [   ] Abstain

15. If one of the candidates that comprise the chosen slate fails to integrate it, can the votes corresponding to your shares continue to be awarded to the chosen slate?

[   ] Approve         [   ] Reject         [   ] Abstain

16. In case of adoption of the multiple vote process, the votes corresponding to your shares must be distributed in equal percentages by the members of the slate you have chosen? [The shareholder should be aware that the equal distribution will consider dividing the percentage of 100% among the members of the selected slate up to the first two decimal places, without rounding, and that the fractions of shares determined from the application of the resulting percentage will not be allocated to any candidate, being disregarded in the multiple voting procedure, a case in which the shareholder may not vote with all of its shares].

[   ] Approve         [   ] Reject         [   ] Abstain

17. The following field should only be filled in if the shareholder has replied "no" to the previous question.

Candidate 1 – Mr. Luiz Fernando Furlan – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 2 – Mr. Walter Malieni Jr. – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 3 – Mr. Augusto Marques da Cruz Filho – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 4 – Mrs. Flavia Buarque de Almeida – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 5 – Mr. Roberto Rodrigues – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 6 – Mr. Roberto Antônio Mendes – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 7 – Mr. José Luiz Osório – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 8 – Mr. Roberto Antônio Mendes – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 9 – Mr. Dan Ioschpe – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 10 – Mr. Vasco Augusto Pinto da Fonseca Dias Júnior – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 11 – Mr. Francisco Petros Oliveira Lima Papathanasiadis – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 12 – Mr. Guilherme Afonso Ferreira – [     ]% percentage of the votes to be awarded to the candidate.

Candidate 13 – Sr. Mr. Roberto Funari – [     ]% percentage of the votes to be awarded to the candidate.

18. Election of the Chairman and Vice-Chairman of the Board of Directors.

Candidates Slate 1 - Appointed by the Board of Directors (Luiz Fernando Furlan - Chairman - and Walter Malieni Jr. - Vice-Chairman):

[   ] Approve         [   ] Reject         [   ] Abstain

Candidates Slate 2 - Appointed by the shareholders Previ and Petros (Augusto Marques da Cruz Filho - Chairman - and Francisco Petros Oliveira Lima Papathanasiadis - Vice-Chairman):

[   ] Approve         [   ] Reject         [   ] Abstain

19. Amend Article 30, § 3, of the Company´s Bylaws, to provide that the meetings of the Fiscal Council shall be held periodically, according to the Internal Rules of the body.

[   ] Approve         [   ] Reject         [   ] Abstain

20. Consolidate the Company´s Bylaws. [ ] Approve [ ] Reject [ ] Abstain

[City], [date]

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Name and signature of the Shareholder